EXHIBIT 5.1

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

October 28, 2003

(202) 955-8593 C 19486-00006

(202) 467-0539

CoStar Group, Inc.
2 Bethesda Metro Center, 10th Floor
Bethesda, Maryland 20814

     Re: CoStar Group, Inc. — Registration Statement on Form S-3 filed pursuant to Rule 462(b)

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (the “Registration Statement”), of CoStar Group, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of up to 230,000 shares (including shares to be issued upon exercise of the underwriters’ over-allotment options) (the “Shares”) of the Company’s common stock, par value $0.01 per share, proposed to be offered by the Company under the Registration Statement (the “Offering”).

     We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion

CoStar Group, Inc.
October 28, 2003
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set forth below, we have relied as to factual matters upon assurances of certain officers of the Company, which factual matters have not been independently verified by us.

     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares of the Company, when issued against payment therefor in connection with the Offering, will be validly issued, fully paid and non-assessable.

     We render no opinion herein as to matters involving the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, taking into account the Delaware constitution and reported Delaware judicial decisions. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or the interpretations thereof, be changed.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part thereof. In giving these consents, we do not thereby admit that we are within the category or persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

GIBSON, DUNN & CRUTCHER, LLP

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